Exhibit 4.8

COCA-COLA PLAZA ATLANTA, GEORGIA

ADDRESS REPLY TO

P.O. BOX 1734

ATLANTA, GA 30301

404-676-2121

March 1, 2021

PARAGUAY REFRESCOS S.A.

Ruta a Ñemby Km. 3,5, Barcequillo, San Lorenzo

Asunción

Sudan

Greetings:

Reference is made to the Bottler’s Agreement effective September 1, 2015, by and between THE COCA-COLA COMPANY (hereinafter the “Company”) and PARAGUAY REFRESCOS S.A. (hereinafter the “Bottler”), authorizing the Bottler to prepare and package the Beverage COCA-COLA and any ancillary authorizations for other Company Beverages for sale and distribution under the Trade Marks in the specified Territory granted by the Company to the Bottler (hereinafter collectively referred to as the “Bottler’s Agreements”). The terms used herein have the same meaning assigned to them as in the Bottler’s Agreements unless otherwise specifically stated.

The terms of the Bottler’s Agreements are hereby extended from March 1, 2021, the date of expiration thereof, to

March 1, 2022

Except as herein modified, said Bottler's Agreements and all of its stipulations, covenants, agreements, terms, conditions and provisions, shall continue in full force and effect, provided they shall finally terminate on March 1, 2022, without the right of a tacit renewal being claimed by you.

Please indicate your agreement by signing and returning the enclosed two duplicates hereof.

Sincerely,	Accepted:
THE COCA-COLA COMPANY	PARAGUAY REFRESCOS S.A.

By:	By:
Authorized Representative	Authorized Representative

Classified - Confidential

Schweppes Holdings Limited Southgate,
Dublin Road, Drogheda, Co. Meath, A92YK7W, Ireland Tel: +353-
41 9849322                    Fax: +353-41 9846434

January 29, 2021

PARAGUAY REFRESCOS S.A.

Ruta a Ñemby Km. 3,5, Barcequillo, San Lorenzo

Asunción

Sudan

Greetings:

Reference is made to the Bottler’s Agreement effective September 1, 2015, by and between SCHWEPPES HOLDINGS LIMITED (hereinafter the “Company”) and PARAGUAY REFRESCOS S.A. (hereinafter the “Bottler”), authorizing the Bottler to prepare and package the Beverage SCHWEPPES and any ancillary authorizations for other Company Beverages for sale and distribution under the Trade Marks in the specified Territory granted by the Company to the Bottler (hereinafter collectively referred to as the “Bottler’s Agreements”). The terms used herein have the same meaning assigned to them as in the Bottler’s Agreements unless otherwise specifically stated.

The terms of the Bottler’s Agreements are hereby extended from March 1, 2021, the date of expiration thereof, to

March 1, 2022

Except as herein modified, said Bottler's Agreements and all of its stipulations, covenants, agreements, terms, conditions and provisions, shall continue in full force and effect, provided they shall finally terminate on March 1, 2022, without the right of a tacit renewal being claimed by you.

Please indicate your agreement by signing and returning the enclosed two duplicates hereof.

Sincerely,	Accepted:
SCHWEPPES HOLDINGS LIMITED	PARAGUAY REFRESCOS S.A.

By:	By:
Authorized Representative	Authorized Representative

Registered Office: Southgate, Dublin Road, Drogheda, Co. Meath, A92YK7W, Ireland

A limited liability company registered in the Republic of Ireland: 128999

An up-to-date list of names of every company director, containing the particulars indicated in paragraphs (a), (b) and (c) of Section 151 (1) of the Companies Act 2014, is available on application from the company’s registered offic

Classified - Confidential